EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FINAL REMINDER FOR BIOSCRIP 2013 INVESTOR DAY

RSVP REQUESTED TO ATTEND

Elmsford, NY – September 23, 2013 – BioScrip®, Inc. (NASDAQ: BIOS) today issued a final reminder regarding its previously announced inaugural Investor Day to be held Tuesday, September 24, 2013, at Le Parker Meridien located at 119 West 56th Street in New York City. At the meeting, BioScrip will address the Company's expected performance and outlook for the remainder of 2013.

Institutional investors and analysts who have not already registered and who are still interested in attending are requested to rsvp to attend the Investor Day by responding to Lisa Wilson in BioScrip's Investor Relations department either via telephone at 212-759-3929 or e-mail at: lwilson@insitecony.com.

The meeting will also be available concurrently via a live audio webcast on BioScrip's website at www.bioscrip.com, under the Investors section. Investors who are unable to attend in person may submit questions for the question-and-answer segment via e-mail to: lwilson@insitecony.com.

A webcast replay will be available for on-demand listening shortly after the completion of the event until 11:59 p.m. Eastern Time on Tuesday, October 8, 2013, at www.bioscrip.com, under the Investors section.

About BioScrip, Inc.

BioScrip, Inc. is a leading national provider of infusion and home care solutions. BioScrip partners with physicians, healthcare payors, government agencies, hospital systems and pharmaceutical manufacturers to provide patients access to post-acute care services. BioScrip operates with a commitment to bring customer-focused pharmacy and related healthcare infusion therapy services into the home or alternate-site setting. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by quality, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves. BioScrip provides its infusion and home care services from 108 locations across 29 states.

Contacts:

Hai Tran

BioScrip, Inc.

952-979-3768

Lisa Wilson

Investor Relations for BioScrip, Inc.

212-759-3929